Contact:                                             Release:
KAREN M.L. WHELAN                                    Immediate
Phone:      (804) 359-9311
Fax:        (804) 254-3594
email:       investor@universalleaf.com

             UNIVERSAL CORPORATION ANNOUNCES SECOND QUARTER EARNINGS RICHMOND, VA, February 3, 2000 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that earnings declined in the second quarter primarily reflecting a reduction in the volume of leaf tobacco handled and processed during the period. Net income for the three-month period ended December 31, 1999, was $26.1 million, or $.85 per diluted share, compared to $41.4 million, or $1.23 per share, in last year's second quarter. For the six months, net income was $55.7 million, or $1.78 per share, compared to $68.5 million, or $2.01 per share, in fiscal year 1999. Gross revenues also declined mainly as a result of the lower tobacco volumes and prices to $1 billion in the quarter and $1.8 billion in the six months compared to $1.3 billion for the three months and $2.2 billion for the six months last year.

         The company's tobacco operations performed well under the difficult conditions that have characterized world tobacco markets in recent months. The volume of tobacco purchased and processed in the United States was down significantly in the quarter and the six months in response to much smaller U.
S. flue-cured and burley crops. Flue-cured marketings for 1999 totaled 653 million pounds compared to 814 million pounds a year ago, a decline of almost 20 percent. The burley markets are currently winding down and it now appears that the volume of marketings could be as much as 10 percent below last year's level and, due to adverse weather and curing conditions, the quality of the crop is much lower than normal. In addition, the one-week delay in the opening of U. S. burley markets has shifted some processing revenues into the third quarter. The company's results for the quarter were also negatively affected by a significant crop shortfall in Tanzania and costs associated with the establishment of an international customer service office in Europe. In addition, the company's earnings suffered in the quarter due to reduced shipments out of a poor quality dark tobacco crop in Indonesia and lower sales of cigar leaf from the Dominican Republic. This was partially offset by benefits in the quarter and six months from shipments of oriental leaf that were delayed from last year into the current year.

         Non-tobacco earnings were off slightly in the quarter but remain ahead of last year's pace for the six months. Results in lumber and building products distribution continue to demonstrate good growth due to improved volumes despite the continued impact of a strong U. S. dollar on both revenues and earnings of these guilder-based operations. Agri-products results lagged last year's excellent performance because of the continuation of adverse conditions in world markets for tea and rubber, which affected both volumes and margins. This was partially offset by good results in nuts and in canned and frozen foods.

                                  -- M O R E --

         Mr. Harrell stated, "The uncertain environment in world tobacco markets has negatively impacted results in the quarter and for the first six months. Sales of both manufacturers and leaf merchants have suffered in response to the continuing economic difficulties in parts of Asia and the former Soviet Union and higher cigarette prices and excise taxes in the United States. While these developments have clearly had an effect on our performance during the first six months of the year, Universal has performed well under these circumstances. We believe that our strategy is working and we expect to achieve satisfactory results for the remainder of the year."

         On December 2, 1999, Universal announced that its Board of Directors had increased the authorization to repurchase the company's common stock to a total of $300 million. To date, nearly 5.5 million shares have been purchased at a total cost of approximately $167 million, leaving about 30 million common shares outstanding. In addition, the dividend was increased for the 29th consecutive year to an annualized rate of $1.24 per share.

         The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the Euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 1999, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.


                                  -- M O R E --

                                           UNIVERSAL CORPORATION
                                       UNAUDITED STATEMENTS OF INCOME
                             FOR THE QUARTERS ENDED DECEMBER 31, 1999 AND 1998
                              (Dollars in thousands, except per-share amounts)
                                                                                       Three Months
                                                                                  1999             1998
                                                                                  -----            ----
Sales and other operating revenues                                             $1,032,453       $1,297,719
Costs and expenses
    Cost of goods sold                                                            883,805        1,129,187
    Selling, general and administrative                                            89,241           85,670
                                                                               ----------       ----------

Operating income                                                                   59,407           82,862
    Equity in pretax earnings of unconsolidated affiliates                           (674)           1,212
    Interest expense                                                               14,764           13,146
                                                                               ----------       ----------

Income before income taxes and other items                                         43,969           70,928
    Income taxes                                                                   15,829           26,243
    Minority interests                                                              1,992            3,261
                                                                               ----------       ----------

Net income                                                                        $26,148          $41,424
                                                                               ==========       ==========

Earnings per share                                                                   $.85            $1.23
Diluted earnings per share                                                           $.85            $1.23

Denominator for earnings per share (weighted average shares)
      Basic                                                                    30,803,630       33,571,791
      Diluted                                                                  30,809,151       33,614,623

See accompanying notes.


                                          -- M O R E --

                                               UNIVERSAL CORPORATION
                                          UNAUDITED STATEMENTS OF INCOME
                                FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998
                                 (Dollars in thousands, except per-share amounts)

                                                                                             Six Months
                                                                                      1999                1998
                                                                                      ----                ----
Sales and other operating revenues                                                 $1,815,441          $2,177,004
Costs and expenses
    Cost of goods sold                                                              1,537,334           1,871,888
    Selling, general and administrative                                               167,119             163,984
                                                                                   ----------          ----------

Operating income                                                                      110,988             141,132
    Equity in pretax earnings of unconsolidated affiliates                              5,922               1,782
    Interest expense                                                                   26,540              28,688
                                                                                   ----------          ----------

Income before income taxes and other items                                             90,370             114,226
    Income taxes                                                                       32,533              42,264
    Minority interests                                                                  2,187               3,481
                                                                                   ----------          ----------

Net income                                                                            $55,650             $68,481
                                                                                   ==========          ==========

Earnings per share                                                                      $1.78               $2.02
Diluted earnings per share                                                              $1.78               $2.01

Denominator for earnings per share (weighted average shares)
      Basic                                                                        31,247,956          33,981,541
      Diluted                                                                      31,258,548          34,049,234


See accompanying notes.


                                          -- M O R E --

NOTES
1. The company's operations are seasonal; therefore, the results of operations for the three- and six-month periods ended December 31, 1999, are not necessarily indicative of results to be expected for the year ending June 30, 2000. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year's financial statements have been reclassified to conform to the current year's presentation.

2. Contingencies: At December 31, 1999, total exposure under guarantees issued for banking facilities of unconsolidated affiliates and suppliers was approximately $56 million. Other contingent liabilities approximate $29 million and relate principally to performance bonds and Common Market guarantees. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $25 million. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations.

3.   Comprehensive Income

------------------------------------------------------------------------------------------------------------
Periods ended December 31                                     Three months                Six months
------------------------------------------------------------------------------------------------------------
(in thousands)                                              1999          1998         1999         1998
------------------------------------------------------------------------------------------------------------
 Net income                                               $26,148       $41,424      $55,650      $68,481
 Foreign currency translation adjustment                   (4,661)         8,145      (3,838)       9,659
------------------------------------------------------------------------------------------------------------
     Comprehensive income                                 $21,487       $49,569      $51,812      $78,140
============================================================================================================

4.   Reportable Segment Data  (in thousands)
------------------------------------------------------------------------------------------------------------
 Sales and other operating revenues                          Three Months                Six Months
------------------------------------------------------------------------------------------------------------
Periods ended December 31,                                 1999         1998         1999         1998
------------------------------------------------------------------------------------------------------------
 Tobacco                                               $  767,945    $1,024,350   $1,277,700   $1,630,754
 Lumber and building products                             138,801       138,762      280,822      278,026
 Agri-products                                            125,707       134,607      256,919      268,225
------------------------------------------------------------------------------------------------------------
 Total                                                 $1,032,453    $1,297,719   $1,815,441   $2,177,005
============================================================================================================



------------------------------------------------------------------------------------------------------------
Operating income                                              Three Months                Six Months
------------------------------------------------------------------------------------------------------------
Periods ended December 31,                                 1999          1998         1999          1998
------------------------------------------------------------------------------------------------------------
Tobacco                                                   $52,964       $78,323     $102,213     $126,031
Lumber and building products                                6,724         6,215       15,533       14,031
Agri-products                                               3,578         4,773        8,636        9,971
                                                       -----------------------------------------------------
Total

Less:  Corporate expenses                                   4,533         5,237        9,472        7,119
           Interest expense                                14,764        13,146       26,540       28,688
------------------------------------------------------------------------------------------------------------
Income before income taxes and other items                $43,969       $70,928      $90,370     $114,226
------------------------------------------------------------------------------------------------------------

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